EXHIBIT 10.9.4

Re: TERMINATION OF THE OPTION AGREEMENT

INyX PHARMA, LTD., a company organized under the laws of England and Wales (the “Maker”) and STIEFEL LABORATORIES, INC., a New York corporation (the “Holder”), or its permitted assigns, in accordance with the terms and conditions of the amended and restated Promissory Note (the “Note”) effective April 6th 2005 hereby agree that certain Option Agreement made as of the 7th day of March, 2003, by and between Stiefel and INyX Pharma Ltd is cancelled with immediate effect upon issuance of the amended and restated Promissory Note.

The Holder agrees that as a result of the cancellation of the certain Option Agreement that it has no right to convert any shares previously held and owned by the Maker.

Furthermore the Holder hereby agrees that the promissory note once fully paid off allows the cross default condition on the Manufacturing and Supply Agreement between the Holder and Maker, dated March 6, 2003, to be removed and a cancellation letter agreed and reissued on December 31, 2005 (the “December Maturity Date”).

DATED: April 6, 2005

INyX PHARMA LIMITED.
By:	/s/ Steven J. Handley

Name:	Steven J. Handley

Title:	President

STIEFEL LABORATORIES, INC.

By:	/s/ Devin G. Buckley

Name:	Devin G. Buckley

Title:	Vice President and General Counsel